EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,
	2009	2010	2011	2012	2013
	(dollars in thousands)
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,612	$32,976	$112,203	$185,912	$102,245
Fixed charges	104,824	134,905	290,240	359,947	460,918
Capitalized interest	(41,170)	(20,792)	(13,164)	(9,777)	(6,700)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,898	13,945	13,905	11,395	4,142
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	342	(357)	4,894	2,415	6,770
Earnings	$178,506	$160,677	$408,078	$549,892	$567,375

Fixed charges:
Interest expense(1)	$75,552	$128,058	$290,981	$361,565	$458,360
Capitalized interest	41,170	20,792	13,164	9,777	6,700
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,898)	(13,945)	(13,905)	(11,395)	(4,142)
Fixed charges	$104,824	$134,905	$290,240	$359,947	$460,918

Consolidated ratio of earnings to fixed charges	1.70	1.19	1.41	1.53	1.23

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,612	$32,976	$112,203	$185,912	$102,245
Fixed charges	104,824	134,905	290,240	359,947	460,918
Capitalized interest	(41,170)	(20,792)	(13,164)	(9,777)	(6,700)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,898	13,945	13,905	11,395	4,142
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	342	(357)	4,894	2,415	6,770
Earnings	$178,506	$160,677	$408,078	$549,892	$567,375

Fixed charges:
Interest expense(1)	$75,552	$128,058	$290,981	$361,565	$458,360
Capitalized interest	41,170	20,792	13,164	9,777	6,700
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,898)	(13,945)	(13,905)	(11,395)	(4,142)
Fixed charges	104,824	134,905	290,240	359,947	460,918
Preferred stock dividends	22,079	21,645	60,502	69,129	66,336
Combined fixed charges and preferred stock dividends	$126,903	$156,550	$350,742	$429,076	$527,254

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.41	1.03	1.16	1.28	1.08

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at December 31, 2013 to discontinued operations.